Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) CONSOLIDATES BUSINESS UNITS
TO CAPTURE EFFICIENCIES; POSITION COMPANY
FOR LONG-TERM GROWTH

Jacksonville, Florida – (August 11, 2006) – The St. Joe Company (NYSE: JOE) announced today a reorganization of its operational structure designed to refocus the company on long-term growth opportunities while capturing operating efficiencies.  Under the reorganization plan, St. Joe Towns & Resorts, St. Joe Commercial and St. Joe Land Company are being merged into one integrated organization.

“In the late 1990s, as JOE transitioned from a paper maker to a place maker, we organized the company along project lines,” said JOE Chairman and CEO Peter S. Rummell.  “This made sense at the time since our early projects tended to have a single focus – either resort, residential, commercial or rural land sales.”

“As JOE has matured – and more importantly, as the markets where we operate have matured – our opportunities now consist of multi-use projects with a range of real estate product types planned to function in concert with each other,” said Rummell.  “Our new organization will allow us to capture the opportunities ahead by facilitating the development of groups of projects with dozens of real estate products woven tightly together in a way that makes JOE’s Florida an even better place to live, work and play.”

“This reorganization will also allow us to operate more efficiently while getting full value from the extraordinary talent we have assembled,” said Rummell.  “Unfortunately, some employee positions have been eliminated as part of the reorganization. I continue to believe JOE has one of the deepest, most talented management teams in the business.”

JOE’s reorganization follows the promotion of Britt Greene to Chief Operating Officer (COO) and Chris Corr to Chief Strategy Officer (CSO).

Under the reorganization, Everitt Drew has been named president of JOE’s Capital Region, which includes Leon, Wakulla, Calhoun, Jackson and Gadsden counties and the eastern portion of Franklin County.

Rod Wilson has been named president of JOE’s West Florida Region, which includes Bay, Walton and Gulf counties and the western portion of Franklin County, including Apalachicola.

“We’ve talked for years about JOE’s extraordinary advantages – our flexibility, resiliency in all market conditions, broad-based management strength and remarkable assets,” said Rummell.  “This week we are renewing our commitment of purpose and revitalizing our organizational structure to deliver value to shareholders.  We will continue working to intelligently position JOE to capture the opportunities ahead.”

About JOE

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies.  We are primarily engaged in real estate development and sales, with significant interests in timber.  JOE’s mission is to create places that inspire people.  We’re no ordinary JOE.

More information about JOE can be found at our web site at http://www.joe.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions.  Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized.  Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements.  Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.

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© 2006, The St. Joe Company. “St. Joe,” “JOE” and the “Taking Flight” design are service marks of The St. Joe Company.